EXHIBIT 1.1
                          CONSULTING SERVICES AGREEMENT

This Consulting Services Agreement (the "Agreement") is made and entered into this 1st day of December 2006.

BETWEEN:
        WILLIAM P. BARTKOWSKI, a businessman residing in Minnetonka, MN
                  (Hereinafter referred to as the "Consultant")

                                OF THE FIRST PART
AND
     SUBJEX CORP. (SBJX.OB). a company incorporated pursuant to the laws of
                                   Minnesota.
                   (Hereinafter referred to as the "Company")

                                    RECITALS

A. The Company desires to be assured of the services of the Consultant in order to avail itself of the Consultant's experience, skills, knowledge, abilities and background in the fields of business development, marketing and investment management. The Company is therefore willing to engage the Consultant upon the terms and conditions set forth herein.
B. The Consultant agrees to be engaged and retained by the Company upon the terms and conditions set forth herein. The contract would be for a period
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     of  two  years:  December 1, 2006 through November 30, 2008 and during this
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     time the consultant will:
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     -    Assist in the development and presentation of the Company's FMS marketing seminars
     - Develop and design the scope of the SubjexFMS performance audit per GIPS standards
     - Develop, design and deploy marketing strategies around the SubjexFMS audit results
     -    Oversee the Company's registration as an investment advisor
          o    Complete the registration
          o    Submit the registration
          o    Assist the company in supporting its regulatory infrastructure as a Registered Investment Adviser
     - Develop, design and deploy marketing strategies around the Company's registration as an investment adviser
     - Oversee marketing efforts of SubjexFMS with respect to the consultants who recommend money managers and money management systems
     - Oversee marketing efforts of SubjexFMS with respect to institutional money managers and portfolio managers
     -    Assist the Company's FMS product in attracting earned media


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     -    Design and fund an advertising campaign for SubjexFMS using vehicles
                     ----
          such as Investor's Business Daily and Barron's to attract high net worth and institutional subscribers.
     - Provide general business and consulting advisory services throughout the term of this agreement.

NOW THEREFORE, in consideration of the foregoing, of the mutual promises herein set forth and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties agree as follows: a warrant to purchase 1,000,000 shares of common stock $0.075 per share for a period of five years.

C.   EXCLUSIVITY;  PERFORMANCE;  CONFIDENTIALITY.  The  services  of  Consultant
     --------------------------------------------
     hereunder shall not be exclusive, and Consultant and its agents may perform similar or different services for other persons or entities whether or not they are competitors of the Company. Consultant shall be required to expend only such time as is necessary to service Company in a commercially reasonable manner. Consultant acknowledges and agrees that confidential and valuable information proprietary to Company and obtained during its engagement by the Company, shall not be, directly or indirectly, disclosed without the prior express written consent of the Company, unless and until such information is otherwise known to the public generally or is not otherwise secret and confidential. All such confidential information provided to Consultant by Company shall be clearly and conspicuously marked with the word "Confidential." Consultant may disclose Company's confidential information pursuant to applicable law or regulations or by operation of law, provided that the Consultant may disclose only such information as is legally required.

D.   INDEPENDENT  CONTRACTOR.  In  its performance hereunder, Consultant and its
     ------------------------
     agents shall be an independent contractor. Consultant shall complete the services required hereunder according to its own means and methods of work, shall be in the exclusive charge and control of Consultant and which shall not be subject to the control or supervision of Company, except as to the results of the work and as otherwise requested. Company acknowledges that nothing in this Agreement shall be construed to require Consultant to provide services to Company at any specific time, or in any specific place or manner, unless otherwise mutually agreed. Payments to consultant hereunder shall not be subject to withholding taxes or other employment taxes as required with respect to compensation paid to an employee.

E.   LAW,  FORUM  AND  JURISDICTION.  This  Agreement  shall  be  construed  and
     -------------------------------
     interpreted in accordance with the laws of the State of Minnesota. The parties agree that any dispute arising under or with respect to or in connection with this Agreement, whether during the term of this Agreement or at any subsequent time, shall be resolved fully and exclusively by binding arbitration in accordance with the commercial rules then in force of the State of Minnesota.


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F.   ATTORNEY'S  FEES.  In  the  event  that  any party institutes any action to
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     enforce  this  Agreement  or to secure relief from any default hereunder or breach hereof, the prevailing party shall be entitled to reimbursement from the non-prevailing party for all costs, including reasonable attorney's fees, incurred in connection therewith and in enforcing or collecting any judgment rendered therein.

G.   MISCELLANEOUS.  No  waiver of any of the provisions of this Agreement shall
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     be deemed or shall constitute a waiver of any other provision and no waiver shall constitute a continuing waiver. No waiver shall be binding unless executed in writing by the party making the waiver. No supplement, modification, or amendment of this Agreement shall be binding unless executed in writing by all parties. This Agreement constitutes the entire agreement between the parties and supersedes any prior agreements or negotiations.

IN WITNESS WHEREOF, the parties hereto have duly executed and delivered this Agreement the day and year first above written.



     CONSULTANT:



     /WILLIAM P. BARTKOWSKI/conformed
     ---------------------------------
     William P. Bartkowski


     COMPANY:



     SUBJEX CORP.



     By:   Andrew Hyder
           ------------
           Andrew Hyder
     Its:  CEO